Exhibit 99.1

NOTICE OF PARTIAL REDEMPTION TO THE HOLDERS OF THE

6.75% Notes due 2023

of Saratoga Investment Corp.

(CUSIP No. 80349A406)*

Redemption Date: December 21, 2019

NOTICE IS HEREBY GIVEN, pursuant to Section 1104 of the Indenture dated as of May 10, 2013 (the “Base Indenture”), between Saratoga Investment Corp., a Maryland corporation (the “Company”), and U.S. Bank National Association (the “Trustee), and Section 1.01(h) of the Second Supplemental Indenture dated as of December 21, 2016 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem a portion of the 6.75% Notes due 2023 (the “Notes”). The Company will redeem $50,000,000 in aggregate principal amount of the issued and outstanding Notes on December 21, 2019 (the “Redemption Date”). The redemption price for the Notes equals 100% of the $50,000,000 aggregate principal amount of the Notes being redeemed (or $25 in principal amount per Note), plus the accrued and unpaid interest thereon from September 30, 2019, through, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes payable on the Redemption Date will be approximately $768,750 (or approximately $0.38 on each $25 principal amount of the Notes being redeemed).

On the Redemption Date, the Redemption Price will become due and payable to the holders of the Notes (the “Holders”). Interest on the $50,000,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Price with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Price upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Price with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Payment of the Redemption Price to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail:
U.S. Bank
Corporate Trust Services
111 Fillmore Avenue E.
St. Paul, MN 55107

*

The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to backup withhold on any gross payment to a Holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, a Holder will need to complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption and otherwise comply with the applicable requirements of the backup withholding rules. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Saratoga Investment Corp.
Dated: November 21, 2019	By: U.S. Bank National Association, as Trustee and Paying Agent